Exhibit 10.11

AMENDED AND RESTATED EXECUTIVE COMPENSATION AGREEMENT

This Amended and Restated Executive Compensation Agreement (this “Agreement”) is entered into effective as of January 1, 2021 (the “Effective Date”), by and between Guild Mortgage Company LLC, a California limited liability company (“Guild”), and Barry Horn (“Horn”), as follows:

1.Term. The term of this Agreement shall commence on the Effective Date and continue until terminated as provided in Section 4 hereof (the “Term”).

2.Base Salary. During the Term, Guild shall pay to Horn a base salary as determined annually by the Compensation Committee of the Board of Directors of Guild Holdings Company (the “Compensation Committee”) and communicated to Horn from year to year, which shall be subject to review and adjustment at the sole discretion of the Compensation Committee (the “Base Salary”). The Base Salary for Horn for calendar year 2021 shall be $500,000. The Base Salary shall be paid at least monthly at such times and in such manner as is consistent with Guild’s regular payroll practices and policies and applicable law. Guild shall deduct and withhold all necessary Social Security and withholding taxes and any other similar amounts required by law from any compensation paid to Horn.

3.Annual Incentive Compensation. In addition to the Base Salary, Horn will be eligible for certain annual incentive compensation (“Incentive Compensation”) in accordance with Guild’s 2020 Omnibus Incentive Plan and in an amount to be determined annually by the Compensation Committee based on the achievement of individual and corporate performance goals set by the Compensation Committee and communicated to Horn from year to year, which shall be subject to review and adjustment at the sole discretion of the Compensation Committee. Notwithstanding anything to the contrary contained herein, Horn must be employed as of the last day of the applicable calendar year in which the Incentive Compensation relates in order to earn and receive payment for the Incentive Compensation for such applicable calendar year. The Incentive Compensation, if earned, shall be calculated and paid by no later than the 15th day of the third month following the last day of the applicable calendar year to which the Incentive Compensation relates.

4.Payment/Withholding. Guild shall make all payments to Horn hereunder from its general funds. To the extent required by law in effect at the time payments are made, Guild shall withhold from payments made hereunder any taxes required to be withheld pursuant to federal, state or local law. Horn remains responsible for the payment of all federal, state or local taxes imposed on Horn based on her receipt of any Incentive Compensation hereunder.

5.Limit on Alienation. Horn’s right to receive payments under this Agreement is not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of Horn or Horn’s beneficiaries.

6.Termination. This Agreement may be terminated upon (a) the mutual written agreement of the parties to terminate this Agreement; (b) the parties entering into a subsequent executive compensation agreement; or (c) the termination of Horn’s employment with Guild by Guild or Horn at any time, for any reason, with or without cause. This Agreement will not confer on Horn any right with respect to continuing Horn’s relationship as an at-will employee of Guild, nor will this Agreement interfere in any way with Horn’s or Guild’s right to terminate such relationship at any time, with or without cause, to the extent permitted by applicable law.

7.Effect of Termination. Upon termination of Horn’s employment for any reason, Guild shall pay to Horn, at such time as is required by the applicable policies, plans or law: (i) Horn’s then- current Base Salary earned up to and including the last day of Horn’s employment, (ii) any Incentive

Compensation earned by and payable to Horn upon termination of employment, and (iii) any other items earned by and owed to Horn as of the termination of employment in accordance with the policies and plans of Guild and applicable law. The termination of Horn’s benefits shall be determined in accordance with Guild’s benefit plans or policies then in effect.

In addition to the payments described in the preceding paragraph, if Horn’s at-will employment with Guild is terminated by Guild for any reason, with or without cause (excluding termination due to Horn’s commission of a crime), or if ill health permanently prevents Horn from performing all his responsibilities as Executive Vice President and National Production Manager, subject to Horn’s execution, delivery to Guild, and non-revocation of a separation agreement and general release of all claims (in a form to be provided by Guild) (the “Release”), Guild shall continue to pay to Horn as severance compensation the amount that Horn would have been paid at Horn’s then-current Base Salary as of the effective date of Horn’s termination (the “Severance Compensation”) for a period of one (1) year from the effective date of Horn’s termination of employment with Guild (the “Severance Period”). The Severance Compensation shall be paid, less applicable withholdings, in installments in accordance with Guild’s normal payroll practices during the Severance Period; provided that, in the event Horn does not receive one or more installments of the Severance Compensation following the effective date of Horn’s termination due to the condition of the Release, the aggregate amount of any payments that otherwise would have been paid to Horn before Horn executed the Release shall be paid to Horn in a lump-sum on the date in which the first installment is to be received, and all remaining payments shall be paid on their original schedule. Except as expressly stated in this Section, Guild shall have no other obligation to Horn in the event of a termination of Horn’s employment.

8.Nonsolicitation. Horn agrees that while Horn is employed by Guild and for a period of one (1) year following the termination of Horn’s employment with Guild for any reason whatsoever, whether voluntary or involuntary, and regardless of cause, Horn shall not, other than on behalf of Guild in the performance of Horn’s duties and responsibilities as authorized by Guild, directly or indirectly, on Horn’s own behalf or by aiding any other individual or entity, recruit or solicit for employment any individual (including any branch manager or loan officer) who is an employee of Guild or any of its affiliates and with whom Horn worked and had business contact during the one
(1) year period immediately prior to the termination of Horn’s employment with Guild.

9.Compliance with Code Section 409A. In good faith, the Incentive Compensation, if any, will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A. The grant of Incentive Compensation, if any, is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Compensation Committee. To the extent that any portion of the Incentive Compensation, or the settlement or deferral thereof, is subject to Code Section 409A the bonus will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A. In no event shall Guild, the Compensation Committee, or any parent, subsidiary or affiliate of Guild, be liable for any additional tax, interest or penalty that may be imposed on Horn or others for failure to comply with Section 409A or any other section of the Code.

10.Miscellaneous. This Agreement comprises the entire agreement between Horn and Guild relating to the subject matter hereof, and shall supersede all other written and oral understandings or agreements relating to the subject matter hereof, including, but not limited to, all prior Executive Compensation Agreements by and between Guild and Horn. This Agreement and the rights, interest and obligations of Guild hereunder shall be assignable to, and shall inure to the benefit of, any assignee of Guild, any parent, subsidiary or affiliate of Guild, or any person, firm or corporation resulting from the reorganization of Guild or succeeding to the business or assets of Guild by purchase, merger, consolidated or otherwise. This Agreement is not assignable by Horn. Guild and

Horn have each participated in the negotiation and drafting of this Agreement. Accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by Guild and Horn and no presumption or burden of proof shall arise favoring or disfavoring Guild or Horn by virtue of the authorship of any of the provisions of this Agreement. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of California. Guild and Horn agree that any action by either party to enforce the terms of this Agreement shall be exclusively brought by the other party in an appropriate state or federal court in San Diego County, California and both parties waive all objections based upon lack of jurisdiction or improper or inconvenient venue of any such court. Guild and Horn intend and agree that if a court of competent jurisdiction determines that the scope of any provision of this Agreement is too broad to be enforced as written, the court should reform such provisions to such narrower scope as it determines to be enforceable. Guild and Horn further agree that if any provision of this Agreement is determined to be unenforceable for any reason, and such provision cannot be reformed by the court as anticipated above, such provision shall be deemed separate and severable and the unenforceability of any such provisions shall not invalidate or render unenforceable any of the remaining provisions hereof.

[Signature page to follow.]

The parties have entered into this Agreement effective as of the date first written above.

GUILD MORTGAGE COMPANY LLC
a California limited liability company

By:     /s/Mary Ann McGarry         /s/Barry Horn     Mary Ann McGarry        Barry Horn

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